QCI Asset Management, Inc.

Code of Ethics

Code of Ethics

Effective – January 1, 2015

QCI Asset Management, Inc.

Code of Ethics

Code of Ethics

A.	General Statement of Principals
QCI Asset Management, Inc. (QCI ) has an overarching fiduciary duty to its clients and all the firm personnel have an obligation to uphold that fundamental duty.  This is vital to the firm's reputation, which was built upon the principals of honesty, integrity, and professionalism.

B.	Duty to Clients
It is expected that all supervised and access persons conduct business with the highest level of ethical standards, keeping in mind at all times QCI's fiduciary duties to its clients.  QCI has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interest of its clients first, and to refrain from having outside interests that conflict with the interests of its clients.  QCI is committed to avoid any circumstances that might adversely affect, or appear to affect, its duty of complete loyalty to its clients.

C.	Persons Covered by the Code
All supervised and access personnel are covered and expected to abide by the Code of Ethics.
Supervised Persons include:
Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar function);
Employees of the adviser, Temporary Employees (interns); and
Any other person who provides advice on behalf of the adviser and is subject to the adviser's supervision and control.
Access Persons include any supervised person:
Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage;
or
Who is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

(See exhibit 1 for "Access Person List")

QCI Asset Management, Inc.

Code of Ethics

D.	Acknowledgement
Within 10 days of their initial hire date  each supervised person is required to sign a written acknowledgement of their receipt and understanding of QCI's current Code of Ethics (Code) and any amendments thereto, and agree to abide by them.  This form will be included along with the Code of Ethics as part of the new hire "on boarding" paperwork. All supervised persons are also required to sign an annual acknowledgement confirming the same. This form will be distributed for signature the last month of each year during our annual employee meeting. During that meeting any changes/updates to the Code of Ethics will be reviewed. A copy of such receipts will be kept in the supervised persons employment file.  Furthermore, the CCO will be responsible for maintaining and enforcing the Company's Code, recording any violation of the Code and any actions taken as a result of any violation.

(See exhibits 2 and 3)

E.	Standards of Business Conduct
1.	Compliance with Laws and Regulations. Supervised persons must comply with applicable federal securities laws.
a.	As part of this requirement, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:
i.	To defraud such client in any manner;
ii.	To mislead such client, including by making a statement that omits material facts;
iii.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
iv.	To engage in any manipulative practice with respect to such client; or
v.	To engage in any manipulative practice with respect to securities, including price manipulation.

QCI Asset Management, Inc.

Code of Ethics

2.	Confidentiality – Privacy of Client Information. Information concerning the identity of security holdings and financial circumstances of clients is confidential.
a.
Firm Duties.  QCI must keep all information about clients in strict confidence, including the client's identity (unless the client consents), the client's financial circumstances, the client's security holdings, and advice furnished to the client by the firm.

b.
Supervised Persons' Duties.  Supervised persons are prohibited from disclosing to persons outside the firm any material nonpublic information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm's trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

c.	Regulation S-P. Supervised persons must comply with the Company's privacy policy.
(See exhibit 4)
3.
Conflicts of Interest.  As a fiduciary, QCI has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

a.
Conflicts Among Clients Interests.  Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons).  QCI prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

b.
Personal Securities Transactions.  QCI prohibits supervised persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly, or indirectly, as a result of such transactions, including by purchasing or selling such securities. This also applies to Initial Public Offerings (IPOs). Refer to the QCI Compliance Manual for the Company policy regarding Personal Securities Transactions.  All supervised persons must strictly comply with these policies regarding personal securities transactions.

c.	Gifts and Entertainment. Regarding gifts and entertainment:
i.
General Statement. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients.  The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of significant material value that could influence their decision-making or make them feel beholden to a person or firm.  Similarly, supervised persons should not offer gifts, favors, entertainment or other things of significant value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

QCI Asset Management, Inc.

Code of Ethics

ii.	Gifts. No supervised person may make or accept excessive gifts to or from a client, prospective client, or any entity that does business with or on behalf of the adviser without preclearance.
iii.
Entertainment.  No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser without preclearance.

iv.
Duty to Inform and Pre-Clearance. All supervised persons are required to notify the Chief Compliance Officer (CCO) of any gifts or entertainment received or offered that could be considered extravagant, excessive, or out of the ordinary. A form must be completed by all supervised persons in order to request pre-clearance of receipt of a gift or entertainment in excess of the de minimis amount of $250. This Form must be submitted to the Chief Compliance Officer. No supervised persons may provide a gift or entertainment over $1,000.00 until they receive approval from the Chief Compliance Officer. If approved, the approval is good only for the specific occurrence that it was approved for. Each subsequent request must be submitted separately and approved by the Chief Compliance Officer.

(See exhibit 5)

v.
Gifts and Entertainment Log. A gifts and entertainment log of all gifts and entertainment provided and received for every supervised person must be maintained. This log will be maintained by the Corporate Controller of QCI Asset Management, Inc.

(See exhibits 6)

d.
Political Contributions. Covered persons as well as their spouses and household members may not make, directly or indirectly, political contributions above $500 in aggregate to any one official, per election, where they were entitled to vote at the time of the contribution, or above $250 in aggregate to officials for whom the covered person was not entitled to vote at the time of the contribution, per election.

Covered Persons must obtain written pre-approval from the Chief Compliance Officer prior to making any political contributions over the exemption limits outlined above.

                          (See exhibits 7 for Political Contribution Pre-Approval Form)

QCI Asset Management, Inc.

Code of Ethics

4.
Insider Trading.  Supervised persons are prohibited from trading, either personally or on behalf of others, while in possession of material, non-public information.  Supervised persons are also prohibited from communicating material, non-public information to others.  Refer to the compliance manual for QCI's policies and procedures governing insider trading. All supervised persons must strictly comply with these policies regarding Insider Trading.

5.	Outside Activities.
a.
Service on a Board of Directors of Public Companies.  Supervised persons are prohibited from serving as directors of public companies.  Exemptions will be made only when in the best interests of QCI and its clients. All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person's work commitment to QCI.

(See exhibit 8 for Pre-Approval Form)
b.
Service on a Board of Directors of Private Companies or Not-for-Profit organizations.  Supervised persons who serve on the board of one of these organizations are required to resign from the board or abstain from the decision making process in the event that QCI is being considered for an investment management assignment by the organization or being reviewed as an incumbent on an existing engagement with the organization.

c.
Disclosure.  Regardless of whether an activity is specifically addressed in this Code, supervised persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the company.

6.
Marketing and Promotional Activities.  Supervised persons are reminded that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way. This also includes all electronic communications and Social Media.

F.	Administration and Enforcement of the Code.
1.	Responsibility. The Chief Compliance Officer is responsible for maintaining and enforcing QCI's Code, recording any violation of the Code and any actions taken as a result of any violation.

QCI Asset Management, Inc.

Code of Ethics

2.	Reporting Violations. All supervised persons are required to report violations of QCI's Code promptly to the Chief Compliance Officer.
3.	Retaliation. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.
4.
Sanctions.  Any violation of the Code may result in any disciplinary action that the Chief Compliance Officer deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment.  In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

G.	Updating the Code of Ethics

1.
Frequency.  The Code of Ethics will be reviewed at least once a year as part of the Company's Annual Compliance Review. At that time the Code will be updated to reflect any changes to the company's business or changes to rules or regulations that have occurred that affect the company. The Code will also be updated periodically whenever we receive update  notifications from our compliance advisor of required changes or other circumstances occur that require updating.

H.	Code of Ethics: Distribution to Covered Persons, Training and Written
      Acknowledgements

1.
Distribution to Covered Persons.  The Code of Ethics will be distributed (in paper or electronic form) to all covered persons within 10 days of new hire, and again at least once a year during the Annual Employee Meeting.

2.	Training. At the time of each distribution, the Code of Ethics will be reviewed (including all changes that have occurred from the prior update) with covered persons.

3.
Acknowledgement.  After each distribution and training, all covered persons will be given, and required to sign, an attestation that they have been provided an updated copy of the Code of Ethics along with all the changes that have been made from the prior update, and that they understand and agree to abide by the Code.

(See Exhibit 3)

QCI Asset Management, Inc.

Code of Ethics

Exhibits